                                                                     Exhibit 2.1

                           ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement (the "Agreement") is entered into as of February __, 1997 among AMRE, Inc. ("AMRE"), Facelifters Home Systems, Inc. ("Facelifters") American Remodeling, Inc. ("ARI") (collectively, AMRE, Facelifters and ARI are sometimes referred to herein as "Seller"), and U.S. Remodelers, Inc. ("Purchaser").

                             W I T N E S S E T H:

     WHEREAS, Sellers are the subject of Chapter 11 bankruptcy proceedings jointly administered with other affiliate cases under Case No. 397-30567-SAF-11, pending before the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the "Court"); and

     WHEREAS, AMRE, Facelifters and Purchaser previously entered into an agreement, evidenced by the Letter Agreement dated January 27, 1997 (the "Interim Agreement"), providing for the interim operation by Purchaser of a portion of the cabinet refacing business of AMRE conducted through Facelifters and such terms were approved by the Court on January 27, 1997; and

     WHEREAS, Sellers desire to sell, subject to Court approval, and Purchaser desires to acquire certain assets utilized in and related to the Business as more particularly described herein, such assets to be sold to Purchaser free and clear of all liens, claims and encumbrances;

     NOW, THEREFORE, in consideration of the representations and promises contained herein and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

SECTION 1   DEFINITIONS.

     The following capitalized terms used in this Agreement shall have the following definitions:

     1.1  "Application" shall have the meaning set forth in Section 2.1(a).

     1.2  "Assets" shall have the meaning set forth in Section 3.1.

     1.3 "Business" shall mean the kitchen remodeling and cabinet refacing business of Seller conducted through Seller at the Sale Offices, the Telemarketing Centers and the Chas City Factory.

     1.4 "Chas City Factory" shall mean the factory leased and operated by Facelifters located at 125 Roxsbury Industrial Center, Charles City, Virginia.

     1.5 "Court" shall have the meaning set forth in the first recital paragraph.

     1.6  "FF&E" shall have the meaning set forth in Section 3.1(a).

     1.7  "Inventory" shall have the meaning set forth in Section 3.1(b).

     1.8 "Las Colinas Offices" shall mean the sales office of Facelifters located at 3105 Skyway Circle North, Irving, Texas, 75038.

     1.9  "Leases" shall have the meaning set forth in Section 3.3(b).

     1.10 "Order" shall have the meaning set forth in Section 2.1(f).

     1.11 "Purchase Price" shall have the meaning set forth in Section 3.2.

     1.12 "Sales Offices" shall have the meaning set forth in Section 3.1(a).

     1.13 "Telemarketing Center" shall mean the telemarketing centers located at 7650 Southgate Blvd., North Lauderdale, Florida and 1601 Clint Moore Road, Boca Raton, Florida.

     1.14 "Trademarks" shall have the meaning set forth in Section 3.1(c).

SECTION 2 CONDITIONS PRECEDENT

     2.1  Bankruptcy Court Approval.  The obligations of Seller and Purchaser to
          -------------------------
close the transactions and sale of assets contemplated by this Agreement are subject to the following conditions precedent:

          (a)  Application.  An Application (the "Application") shall have been
               -----------
     filed with the Court requesting approval of:

               (1) the assumption by AMRE and Facelifters and assignment by Seller to the Purchaser, free and clear of all liens, claims and encumbrances (except for those, if any, which Purchaser may agree to assume pursuant to Section 3.2(a)), of each of the Leases and cure by the Seller of all defaults under the Leases up through the date of the Closing;

               (2) the sale by Seller to the Purchaser, free and clear of all liens, claims and encumbrances (except for those, if any, which Purchaser may agree to assume pursuant to Section 3.2(a)), of the Assets (defined herein); and

               (3) a break-up fee to be paid to Purchaser if the Court fails to approve this Agreement because another offer for the Business or any part thereof has been approved by the Court as a higher and better offer, to be paid immediately upon the closing of the transaction resulting from such other offer, with such break-up fee to be in the amount of $30,000 for reimbursement of Purchaser's costs and expenses in connection with the negotiation of and activities incident to this Agreement.

          (b)  Findings.  The Application shall have requested a finding that,
               --------
     with respect to each of the Leases:

               (1) AMRE, Facelifters or ARI, which ever is lessee, is not in default under the Lease, or if a default exists under such Lease, the Application shall set forth the amount required to be paid by AMRE, Facelifters or ARI to cure such default prior to assumption or assignment of such Lease; and

               (2) assignment of such Lease to Purchaser does not violate or constitute a breach of such lease.

          (d)  Good Faith.  The Application shall request a finding that
               ----------
     Purchaser is a good faith purchaser pursuant to Section 363(m) of the United States Bankruptcy Code, and that this Agreement constitutes an arms-length transaction between the Seller and the Purchaser.

          (d)  Overbids.  The Application shall have included an express
               --------
     requirement that the first overbid, if any, offered in competition with the offer represented by this Agreement, offer at least $35,000 more in cash consideration than the total consideration offered by Purchaser under this Agreement, and that each subsequent competing bid represent at least an additional $5,000 in cash more than the immediately preceding bid.

          (e)  Hearing.  The Application shall have been brought on for hearing
               -------
     on March 19, 1997, at which time the Application shall have been subject to higher and better bids.

          (f)  Order.  An order by the Court in form satisfactory to counsel to
               -----
     Purchaser shall have been entered granting the relief requested pursuant to the Application, including assignment of all of the Leases (the "Order"), ten days shall have passed from the entry of the Order, and no stay of such Order shall be in effect.

     2.2  Defaults Under Leases.  Provided Purchaser has paid all reimbursement
          ---------------------
of operating expenses required under the Interim Agreement, Seller shall have cured all defaults under each of the Leases up through the date of the Closing.

SECTION 3 ASSET PURCHASE

     3.1  Conveyance of Assets.  Subject to and upon the terms and conditions
          --------------------
contained herein, on the Closing Date, Seller shall sell, convey, transfer and assign to Purchaser, free and clear of liens, claims and encumbrances (except for those, if any, Purchaser agrees to assume pursuant to Section 3.2(a)), and Purchaser shall purchase all of Seller's right, title and interest in and to all items of personal property used exclusively in connection with the Business (collectively, the "Assets"). Without limitation, the Assets include:

          (a)  FF&E.  All of the personal property located at the sales offices
               ----
     listed on Exhibit A hereto (the "Sales Offices"), the Telemarketing
               ---------
     Centers, the Chas City Factory, and the Las Colinas Sales Office, including but not limited to the items listed on Exhibit B attached hereto and incorporated herein by reference (collectively, the "FF&E").

          (b)  Inventory.  All of Sellers' inventory for use in connection with
               ---------
     the Business remaining as of the Closing Date located at the Sales Offices and the Chas City Factory, other than obsolete, damaged and scrap inventory or inventory subject to a valid claim for reclamation (the "Inventory").

          (c)  Trademark and Trade Name.  All right, title and interest in the
               ------------------------
     trademarks, service marks and trade names "Facelifters," "Facelifters Home Systems" and all related trademarks and trade names, and any goodwill of the business associated therewith (collectively, "Trademarks").

          (d)  Contracts and Leads.  All right, title and interest of the Seller
               -------------------
     in any kitchen remodeling or cabinet refacing contracts which Purchaser has undertaken performance of pursuant to the Interim Agreement, and any leads generated by the Seller from any of the Sales Offices. All work performed under such contracts shall be performed in the name of Purchaser and not on behalf of Seller, and Purchaser shall obtain an acknowledgement from each customer that Purchaser is responsible for the work to be performed and warranties to be given and Seller shall not be liable for any of the work performed by Purchaser.

          (e)  Books and Records.  All books and records, customer lists and
               -----------------
     customer telephone numbers, marketing data and materials (including without limitation television commercials and promotional videos), of AMRE and Facelifters relating to the Assets, all of which shall be delivered to Purchaser.

     3.2  Purchase Price.  Purchaser shall pay the following amounts to AMRE on
          --------------
the Closing Date (the "Purchase Price"):

          (a) An amount equal to 125% of the liquidation value of the FF&E as determined by a qualified appraiser selected by AMRE and reasonably acceptable to Purchaser. If Purchaser agrees to assume or take any of the FF&E subject to any indebtedness or other liability secured by any of the FF&E, the consideration to be paid by Purchaser for the FF&E shall be reduced by the amount of that indebtedness, not to exceed the value of the assets securing the indebtedness or other liability assumed. Costs and expenses of the appraiser shall be the sole responsibility of and shall be paid by AMRE. If Purchaser reasonably objects to the valuation set forth by the appraiser, the Purchaser may, at Purchaser's sole cost and expense, retain a qualified appraiser reasonably acceptable to AMRE and the Court, and the liquidation in value shall be the average of the values determined by the two appraisers; and

          (b) An amount equal to 30% of AMRE's actual cost of raw materials for the Inventory.

     3.3  Additional Consideration.  In addition to the Purchase Price,
          ------------------------
Purchaser shall provide addition consideration to AMRE and Facelifters as follows:

          (a)  Payment on Certain Contracts.  With respect to contracts and
               ----------------------------
     purchase orders originated in the name of AMRE or Facelifters prior to the bankruptcy filing by AMRE and Facelifters but assigned to Purchaser, Purchaser shall pay to AMRE on the last day of each week a cash amount equal to four percent (4%) of the total amount actually collected by Purchaser on such contracts (excluding applicable sales taxes) during the preceding week. Purchaser shall also pay to AMRE, on the last day of each week, three percent (3%) of amounts actually collected during the preceding week from contracts resulting from leads provided to Purchaser by AMRE during the Interim Agreement.

          (b)  Assumption of Leases and Certain Liabilities. Purchaser will take
               --------------------------------------------
     assignment of and will assume the obligations arising from the Closing Date forward under the real property leases listed on Exhibit C for each of the Sales Offices, the Telemarketing Centers and the Chas City Factory, and will take assignment of and will assume the obligations arising from the Closing Date forward under the equipment leases listed on Exhibit C (collectively, the "Leases"). Provided that Purchaser has satisfied its obligations to reimburse Seller for certain operating expenses under the Interim Agreement, all obligations due and unpaid prior to the Closing Date arising under the Leases, or those obligations which have accrued but are not yet due and payable thereunder, including without limitation any taxes or tax escrow payments, common area assessments or rental payments, shall be paid by AMRE, Facelifters or ARI prior to the closing. The Application shall set forth all due and unpaid obligations relating to the Leases to be paid by AMRE or Facelifters prior to closing. Prior to the closing of the transactions contemplated by this Agreement, Purchaser may negotiate with lessors regarding real estate and equipment leases on an ongoing basis.

     3.4  Closing.  The closing of the transactions contemplated by this
          -------
Agreement (the "Closing") shall occur in Dallas, Texas, on the fifth business day following the later of (a) the date on which the Order becomes final and is no longer subject to possibility of stay, appeal or reconsideration, (b) the date on which the value of the FF&E is finally determined pursuant to Section 3.2(a), or (c) such other date agreed upon by Seller and Purchaser (the "Closing Date").

     3.5  Utilities.  Subject to Purchaser's obligations under the Interim
          ---------
Agreement to reimburse AMRE and Facelifters for certain operating expenses, AMRE and Facelifters shall remain responsible for payment for utility service related to the Leases up to the Closing Date.

     3.6  Liability Under Interim Agreement.  Purchaser shall remain liable for
          ---------------------------------
any and all amounts due and unpaid to AMRE or Facelifters under the Interim Agreement.

     3.7  Retained Liabilities.    Except for the obligations expressly assumed
          --------------------
pursuant to the Interim Agreement and this Agreement, Purchaser shall not assume or agree to pay, perform or discharge any other liabilities or obligations of Seller, and Seller shall retain such liabilities and obligations, whether accrued, absolute, contingent or otherwise, including without limitation liabilities based on or arising out of or in connection with (a) any defects in work performed by AMRE, Facelifters or ARI, (b) any implied or express warranties relating to such work on, or (c) any pension, benefit or other liability relating to AMRE's, Facelifters' or ARI's employees.

     3.8  Competition Waiver.  AMRE and Facelifters acknowledge and agree that
          ------------------
Murray Gross is not bound by any covenant against competition with AMRE or Facelifters and Purchaser may perform and undertake all actions contemplated by this Agreement.

     3.9  No Warranty/As Is-Where Is.  Any and all Assets of the Business
          --------------------------
purchased by Purchaser shall be, without exception, without warranty of any kind, express or implied, and shall be in all respects in "as is-where is" condition.

     3.10 Purchaser's Option to Terminate.  In the event (a) the Closing Date
          -------------------------------
has not occurred by April 10, 1997, or (b) the Court has ruled that any of the Leases underlying the Telemarketing Centers or the Chas City Factory cannot be assigned to Purchaser or (c) less than seven of the leases underlying the nine Sales Offices can be assigned to Purchaser, then Purchaser, at its sole option, may elect to terminate this Agreement with no further obligation hereunder.

SECTION 4 REPRESENTATIONS AND WARRANTIES OF AMRE AND FACELIFTERS

     AMRE, Facelifters and ARI, jointly and severally, hereby represent and warrant to Purchaser as follows:

     4.1  Corporate Existence and Good Standing.  Each of AMRE, Facelifters and
          -------------------------------------
ARI is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and each of AMRE and Facelifters has all necessary corporate power and authority to execute, deliver and perform this Agreement and all other documents executed and delivered or to be executed and delivered by it pursuant to this Agreement.

     4.2  Title.  Either AMRE, Facelifters or ARI, as the case may be, owns good
          -----
and marketable title to the FF&E and the Inventory.

     4.3  Intellectual Property.  Neither AMRE, Facelifters nor ARI has
          ---------------------
transferred or conveyed any interest in or to the Trademarks, and has not granted any right of use to the Trademarks, to any party other than Purchaser pursuant to the Interim Agreement, since the merger of Facelifters and AMRE Acquisition, Inc. on April 26, 1996.

SECTION 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER

     5.1  Corporate Existence and Good Standing.  Purchaser is a corporation
          -------------------------------------
duly organized, validly existing and in good standing under the laws of the State of Delaware, and that it has all necessary corporate power and authority to execute, deliver and perform this Agreement and all other documents executed and delivered or to be executed and delivered by it pursuant to this Agreement.

     5.2  Authority.  The execution, delivery and performance by Purchaser of
          ---------
this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery and performance by it of this Agreement and the consummation by Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

     5.3  Financing.  Purchaser has, and at the Closing Date will have, such
          ---------
funds as are necessary for the consummation by Purchaser of the transactions contemplated hereby.

SECTION 6 CLOSING DELIVERIES

     6.1  Deliveries by AMRE and Facelifters to Purchaser.  At Closing, AMRE and
          -----------------------------------------------
Facelifters shall deliver to Purchaser the following, all of which shall be in a form satisfactory to counsel to Purchaser:

          (a) Bill of Sale.  A bill of sale conveying the Assets to Purchaser,
              ------------
     signed by AMRE, Facelifters, and each of their affiliates.

          (b) Assignment of Leases.  An assignment and assumption agreement with
              --------------------
     respect to each of the Leases.

          (c) Assignment of Trademarks.  Assignment of the Trademarks and any
              ------------------------
     additional notifications and documentation required by each jurisdiction in which the Trademarks are registered to evidence such assignment.

          (d) Other Instruments of Transfer.  Such other instruments and
              -----------------------------
     documents as are reasonably requested by Purchaser to carry out and effect the purpose and intent of this Agreement.

     6.2  Deliveries by Purchaser to AMRE.  At Closing, Purchaser shall deliver
          -------------------------------
to AMRE the following, all of which shall be in a form satisfactory to counsel to AMRE:

          (a) Purchaser Price.  The Purchase Price in immediately available
              ---------------
     funds.

          (b) Assignment of Leases.  An assignment and assumption agreement with
              --------------------
     respect to each of the Leases.

          (c) Other Instruments of Transfer.  Such other instruments and
              -----------------------------
     documents as are reasonably requested by AMRE to carry out and effect the purpose and intent of this Agreement.

SECTION 7 GENERAL PROVISIONS.

     7.1  Notices.  Any communications required or desired to be given hereunder
          -------
shall be deemed to have been properly given if sent by hand delivery, or by facsimile and overnight courier, to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

     if to AMRE or Facelifters, to


          AMRE or Facelifters
          8585 N. Stemmons Freeway
          8th Floor
          Dallas,Texas, 75247
          Attention: President
          Telecopy: (214) 658-6101

     with a copy to

          Akin, Gump, Strauss, Hauer and Feld, L.L.P.
          1700 Pacific Ave.
          Suite 4100
          Dallas, Texas  75201-4618
          Attention:  Michael Curran
          Telecopy: (214) 969-4343

     if to Purchaser

          U.S. Remodelers, Inc.
          3105 Skyway Circle North
          Irving, Texas   75038
          Attention: Murray Gross, President
          Telecopy: (972) 258-7715

     with a copy to

          Jackson & Walker, L.L.P.
          901 Main St.
          Suite 6000
          Dallas, Texas  75202
          Attention: Charles D. Maguire, Jr.
          Telecopy: (214) 953-5822

     All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business day following the deposit of such communications, properly addressed and postage prepaid with the overnight courier.

     7.2  Invalidity of Provisions.  Each of the Provisions contained in this
          ------------------------
Agreement is distinctive and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

     7.3  Storage and Protection of Records.  Purchaser agrees to store and
          ---------------------------------
retain all books and records of Seller relating to the Assets and conveyed to Purchaser and shall make such records available to Seller for inspection and copying for eighteen months from the Closing Date.

     7.4  Additional Documentation.  Each of the parties hereto agrees to
          ------------------------
execute such additional documents as may be necessary or appropriate to consummate the transactions contemplated herein.

     7.5  Entire Agreement.  This Agreement and the Interim Agreement constitute
          ----------------
the entire understanding among the parties pertaining to the subject matter hereof. There are no warranties, representations or agreements among the parties in connection with such subject matter except as specifically set forth or referred to in this Agreement.

     7.6  No Release.  Other than those releases expressly contained in the
          ----------
Interim Agreement or this Agreement, the parties have, by execution of this Agreement, not released any claims that they may assert against each other.

     7.7  GOVERNING LAW.  THIS AGREEMENT AND THE OBLIGATIONS OF THE PARTIES WILL
          -------------
BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ANY CONFLICTS-OF-LAWS PROVISION THEREOF THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

     7.8  Multiple Counterparts.  This Agreement may be executed by facsimile
          ---------------------
signature and in counterparts, each counterpart constituting an original, but with all counterparts together constituting a single contract.

                                   AMRE, INC.


                                   By: /s/ J. Gregg Pritchard
                                      -----------------------------------
                                   Name:   J. Gregg Pritchard
                                        ---------------------------------
                                   Title:     President
                                         --------------------------------

                                   FACELIFTERS HOME SYSTEMS, INC.


                                   By: /s/ J. Gregg Pritchard
                                      -----------------------------------
                                   Name:   J. Gregg Pritchard
                                        ---------------------------------
                                   Title:     President
                                         --------------------------------

                              AMERICAN REMODELING, INC.


                              By: /s/ J. Gregg Pritchard
                                 ------------------------------
                              Name:   J. Gregg Pritchard
                                   ----------------------------
                              Title:     President
                                    ---------------------------

                              U.S. REMODELERS, INC.


                              By:______________________________
                              Name:   Murray H. Gross
                              Title:  President

                              AMERICAN REMODELING, INC.


                              By:____________________________________
                              Name:__________________________________
                              Title:_________________________________

                              U.S. REMODELERS, INC

                              By  /s/ Murray H. Gross
                                 ------------------------------------
                              Name:   Murray H. Gross
                              Title:  President

                              10